HIGH INCOME OPPORTUNITY FUND, INC.
10f-3 REPORT
November 1, 1998 through March 31, 1999



			Trade									% of
Issuer			Date		Selling Dealer		Amount
	Price		Issue

Harrah's Operating Inc.	12/4/98		Morgan Stanley		$4,080,000
	$100.000		3.07%
7.875% due 12/15/2005

HMH Properties		12/9/98		Donaldson, Lufkin & 	5,151,000
	99.664		6.00
8.450% due 12/10/2008			Jenrette

Hexcel Corp.		1/15/99		CS First Boston		2,385,000
	100.000		5.83
9.750% due 1/15/2009

Group Maintenance	1/19/99		Merrill Lynch		3,430,000	100.000
	15.38
9.750% due 1/15/2019

DR Horton		2/01/99		Donaldson, Lufkin & 	2,545,000	99.460
	3.90
8.000% due 2/01/2029			Jenrette

Dr. Horton		2/1/99		Donaldson, Lufkin &	2,545,000	99.457		3.90
8.000% due 2/1/2029			Jenrette

National Steel Corp.	3/3/99		J.P. Morgan		850,000		99.226
	2.22
9.875% due 3/1/2009

Charter Communications	3/12/99		Goldman Sachs
0/9.920% due 4/1/2011						5,448,717	61.394
8.625% due 4/1/2009						5,125,000	99.695
								10,573,717			2.08